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                                                                      EXHIBIT 12

     The Burlington Northern and Santa Fe Railway Company and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)

Year Ended,                                                                       1999                1998                1997
---------------------------------------------------------------------        ------------        ------------        ------------

Earnings:
  Pre-tax income                                                                   $1,950              $1,939           $1,490

  Add:
      Interest and fixed charges, excluding capitalized interest                      291                 293              281

      Portion of rent under long-term operating leases representative
         of an interest factor                                                        182                 202              183

  Amortization of capitalized interest                                                  5                   4                3

  Less:  Undistributed equity in earnings of investments accounted
            for under the equity method                                                13                  18               17
                                                                             ------------        ------------        ---------

  Total earnings available for fixed charges                                       $2,415              $2,420           $1,940
                                                                             ============        ============        =========

Fixed charges:

  Interest and fixed charges                                                       $  304              $  310           $  299

  Portion of rent under long-term operating leases representative
      of an interest factor                                                           182                 202              183
                                                                             ------------        ------------        ---------
  Total fixed charges                                                              $  486              $  512           $  482
                                                                             ============        ============        =========

Ratio of earnings to fixed charges                                                  4.97x               4.73x            4.02x(1)
                                                                             ============        ============        =========

(1) Earnings for the year ended December 31, 1997 include a special charge of $90 million (before-tax). Excluding this charge, the ratio for 1997 would have been 4.21x.